EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 10, 2013, with respect to the statements of condition including the related portfolios of All Cap Core Strategy 2013-1, Large Cap Core Strategy 2013-1, Mid Cap Core Strategy 2013-1, Small Cap Core Strategy 2013-1 and S&P PowerPicks Portfolio 2013-1 (included in Invesco Unit Trusts, Series 1288) as of January 10, 2013, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-184858) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
January 10, 2013